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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        ...............................................................

Name:  Separate Account D of Paragon Life Insurance company

Address of Principal Business Office (No. & Street, City, State Zip Code):
                         100 South Brentwood Boulevard
                         St. Louis, MO 63105

Telephone Number (including area code): (314) 862-2211

Name and address of agent for service of process: Matthew P. McCauley, 700 Market Street, St. Louis, MO 63101

Check Appropriate Box:

     Registrant is filling a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A:
YES [ X ]  NO [   ]

     Pursuant to the requirements of the Investment Company Act of 1940 Paragon Life Insurance Company has caused this notification of registration to be duly signed on behalf of the registrant in the County of St. Louis and the State of Missouri on the 26th day of September, 1997.

(Seal)                                       Separate Account D of Paragon Life
                                             Insurance Company
                                                  (Name of Registrant)
                                        By:  Paragon Life Insurance Company
                                                  (Name of Depositor)

                                        By:  /s/
                                             -------------------------------
                                                Carl H. Anderson
                                                  (President)

Attest:  /s/
         -------------------------
            Matthew P. McCauley
            Secretary
            (Title)